Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-142588 for the 2007 Stock Incentive Plan on Form S-8 of The Middleby Corporation of our report dated February 26, 2008, relating to the consolidated financial statements and financial statement schedule of The Middleby Corporation and the effectiveness of The Middleby Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Middleby Corporation for the year ended December 29, 2007. Our report includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.”

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 26, 2008